Exhibit 99.1

January 19, 2005

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

RECOGNIZED INVESTOR AND STRATEGIST JOINS C-COR’S BOARD

State College, PA (January 19, 2005) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable network solutions for the Internet Protocol (IP) era that include access and transport products, software systems, and technical services, today announced that Steven B. Fink, Chief Executive Officer of Lawrence Investments, LLC, a privately owned equity investment firm that is controlled by Lawrence J. Ellison and that has interests in approximately 30 technology and biotechnology companies, has been appointed to the Company’s Board of Directors.

Mr. Fink is an investor in numerous private investment partnerships in the media, telecommunications, property, and educational fields. Mr. Fink served as Chairman of the Board of nCUBE Corporation, which the Company recently acquired. Also, prior to joining Lawrence Investments, he was a founding partner and continues to serve as Vice Chairman of Knowledge Universe, Inc., a company that invests in education companies. Mr. Fink also serves as Chairman of the Board of LeapFrog Enterprises, a NYSE listed company that offers innovative, technology-based educational products; Vice Chairman of Heron International, a London-based European real estate company; and Chairman of the Board of Spring Group, plc, an information technology services company in the United Kingdom. Mr. Fink was previously Chairman of the Board and CEO of Anthony Manufacturing Company, a specialty glass and glass coating manufacturer with plants worldwide. He currently serves on numerous other boards of directors, including Nobel Learning Communities, Inc. and Nextera Enterprises, Inc.

Mr. Fink holds a B.S. degree from the University of California at Los Angeles and received his J.D. and L.L.M. from New York University.

Commenting on the appointment, David Woodle, Chairman and CEO of C-COR, stated, “In Steve, our Board will find a respected and savvy strategist with deep experience and expertise in business investments, growth technologies, and the communications industry. We look forward to his active participation in establishing and executing our corporate goals.”

Steven Fink also stated, “I welcome the opportunity to work with C-COR’s strong strategic management team led by Dave Woodle. With products and services geared to the new IP on-demand networks and strong customer relationships around the world, C-COR is well positioned for future growth in the broadband industry.”

About C-COR

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities. C-COR’s solutions simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. The Company’s products and services include a suite of software applications that automate the management of content, network, subscribers, and workforce, with more than 200 deployments worldwide; next-generation optical transport products; on-demand video systems with implementations in more than 20 countries; and a range of network assurance and technical services that allows operators to design and keep their networks operating at peak performance. Leading network operators through the transition to the on demand IP era, C-COR leverages its dedicated global workforce to deliver solutions for lowering risk, improving profit margins, and effectively managing change. C-COR was recently named in CED Magazine’s “Broadband 50 Companies to Watch.” C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index. For additional information regarding C-COR, visit www.c-cor.net.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.